UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2008
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	650 Madison Avenue	10022
	New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Definitive Material Agreement
On November 1, 2008, 19X, Inc. delivered a letter to the Board of Directors of CKX, Inc. (“CKX” or the “Company”) terminating the merger agreement, as amended (the “Merger Agreement”) between the parties. In terminating the Merger Agreement, 19X cited the extraordinary national and global economic conditions that made it impossible to consummate the transaction. Pursuant to the terms of the Merger Agreement, 19X is required to pay a termination fee of $37,500,000. 19X has notified the Company that, as permitted under the Merger Agreement, it has elected to pay $37,000,000 of the termination fee by delivery of 3,339,350 shares of CKX common stock, at the assumed valuation provided for in the Merger Agreement of $11.08 per share, with the remainder of the termination fee ($500,000) to be paid in cash. 19X has further confirmed that the termination fee will be paid in full within thirty (30) days of the termination date.
Under the terms of the Merger Agreement, 19X had agreed to acquire CKX at a price of $12.00 per share in cash. 19X, Inc. is a private company owned and controlled by Robert F.X. Sillerman, the Chairman and CEO of CKX, and Simon R. Fuller, a director of CKX and the CEO of 19 Entertainment Ltd, a wholly-owned subsidiary of CKX
The 19X termination letter also indicated that 19X and Messrs. Sillerman and Fuller intend to continue to pursue an alternate transaction for the acquisition of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.
By:	/s/ Jason K. Horowitz
	Name:	Jason K. Horowitz
	Title:	Senior Vice President

DATE: November 3, 2008